Exhibit 99.1

Penns Woods Bancorp, Inc. Announces Extension Of Stock Repurchase Program

Jersey Shore, PA, July 27, 2005 - Ronald A. Walko, President and CEO of Penns Woods Bancorp, Inc., (NASDAQ: PWOD) has announced that the Company’s Board of Directors authorized the extension of its repurchase plan of up to 171,600 shares, or approximately 5%, of the Company’s outstanding common stock for an additional year to August 8, 2006.

To date, 119,291, or 69% of the total 171,600 shares of Penns Woods Bancorp, Inc. have been repurchased.

Repurchases are authorized to be made by Penns Woods Bancorp, Inc. from time to time at the prevailing market prices in open market or in privately negotiated transactions as, in management’s sole opinion, market conditions warrant.  Shares repurchased will be held in Treasury.

The repurchase of shares will allow Penns Woods Bancorp, Inc. to manage its capital position more effectively, increase earnings per share and provide added liquidity for stockholders.

Penns Woods Bancorp, Inc. is a $575,739 million bank holding company headquartered in Jersey Shore, Pennsylvania.  Banking services are provided by its subsidiary, Jersey Shore State Bank, from 12 branch offices in Lycoming, Clinton and Centre Counties.  Investment and insurance products are also offered through the bank’s subsidiary, The Comprehensive Financial Group.  Penns Woods Bancorp, Inc. stock trades on the NASDAQ National Market under the symbol PWOD.

Previous press releases and additional information can be obtained from the company’s web site at www.jssb.com.

Contact:	Ronald A. Walko
(570) 322-1111
(888) 412-5772 (Toll-Free in Pennsylvania)
jssb@jssb.com